Exhibit 99.1
IMMEDIATE RELEASE
PMFG, Inc. (parent of Peerless Mfg. Co.) Reports First Quarter Fiscal Year 2011 Financial Results
Dallas, Texas — November 9, 2010 — PMFG, Inc. (the “Company”) (Nasdaq: PMFG) today reported financial results for the first quarter ended October 2, 2010.
First Quarter Fiscal Year 2011 Compared to First Quarter Fiscal Year 2010
Revenues were $27.0 million, a decrease of $4.3 million, or 13.7%, compared to revenues of $31.3 million.
Gross profit was $8.7 million, or 32.4% of revenues, a decrease of $3.1 million, compared to $11.8 million, or 37.6% of revenues.
Operating expenses were $8.8 million, consisting of $2.7 million sales and marketing, $1.9 million engineering and project management, and $4.2 million in general and administrative expenses, compared to operating expenses of $8.8 million, consisting of $3.0 million sales and marketing, $1.9 million engineering and project management, and $3.9 million in general and administrative expenses.
Operating income (loss) was ($0.0) million, or 0.0% of revenues, a decrease of $3.0 million, compared to $3.0 million operating income, or 9.5% of revenues.
Other income (expense) was ($6.2) million, consisting of a ($5.4) million loss on the fair value adjustment to embedded derivative liabilities, ($0.9) million net interest expense, and $0.1 million foreign exchange gain, compared to ($4.8) million, consisting of ($2.5) million loss on the fair value adjustment to embedded derivative liabilities, ($1.2) million net interest expense, ($1.3) million loss on the extinguishment of debt, and $0.2 million foreign exchange gain.
Income tax benefit (expense) was $0.3 million on $6.3 million of pre-tax loss, compared to income tax expense of ($0.3) million on $1.8 million of pre-tax loss.
Net loss attributable to PMFG, Inc. common stockholders was $6.4 million, or $0.43 per diluted share, a decrease of $4.2 million, or $0.27 per diluted share, compared to net loss of $2.1 million, or $0.16 per diluted share.
In the first quarter of fiscal year 2010, the Company recorded an embedded derivative liability for the redemption options and conversion rights associated with the issuance on September 4, 2009 of its Series A Convertible Preferred Stock and warrants. In the first quarter of fiscal year 2011, the Company recorded a loss of $5.4 million related to the fair value adjustment to the derivative liability.

On a non-GAAP basis, excluding the $5.4 million loss related to the fair value adjustment to the preferred stock embedded derivative liability, the Company would have recorded a net loss attributable to PMFG, Inc. common stockholders of $0.9 million, or $0.06 per diluted share, for the first quarter of fiscal year 2011. Calculations of non-GAAP results are shown in the tables accompanying this release.
Process Products Segment
Revenues were $22.1 million, a decrease of $0.6 million, or 2.6%, compared to revenues of $22.7 million.
Operating income was $3.2 million, a decrease of $1.4 million, compared to operating income of $4.6 million.
Environmental Systems Segment
Revenues were $4.9 million, a decrease of $3.7 million, or 43.0%, compared to revenues of $8.6 million.
Operating income was $0.9 million, a decrease of $1.4 million, compared to operating income of $2.3 million.
Financial Condition and Cash Flows
At October 2, 2010, the Company reported $26.3 million of cash and cash equivalents, $19.2 million of debt, total assets of $141.4 million, working capital of $47.5 million and a current ratio of 2.5 to 1.0. The backlog at October 2, 2010 was $90 million compared to $96 million at June 30, 2010.
At October 2, 2010, cash and cash equivalents increased $2.0 million compared to $24.3 million at June 30, 2010. Cash flows include $4.2 million provided by operating activities, ($1.3) million used in investing activities, ($1.3) million used in financing activities and $0.5 million effect of exchange rate changes on cash.
Peter J. Burlage, Chief Executive Officer
Peter J. Burlage, Chief Executive Officer, stated, “Our businesses are continuing to recover, although we continue to see mixed levels of project activity in our core markets. Most markets in North America and Europe remain challenged, while opportunities in the higher growth areas of Asia, the Middle East and South America have seen stronger activity.
“The decrease in revenue for the first quarter was primarily due to the timing of long lead time backlog conversion on certain large projects and to the cancellation of two orders with a total value of approximately $10 million. Our backlog contains several orders received at the end of the fourth quarter of fiscal 2010 that are not expected to be delivered until the first half of fiscal 2012. Consequently, PMFG’s current backlog has 81% of its current backlog scheduled to ship in the next twelve months. One order for filtration/separation was cancelled by our customer due to economic decisions. We also chose to cancel an unfulfilled Skimovex(TM) order received by Peerless Europe that had been added to our backlog in the fourth quarter of fiscal year 2010, due to concerns regarding recently enacted trade sanctions in the European Union and the U.S.

“Looking forward, we anticipate revenue will begin to grow again in the second half of the year as we work through the order cancellations as well as the lengthened delivery dates on some of our more recent orders. Our strength in large international markets is expected to provide significant benefits to the Company and we are seeing more evidence that our shorter cycle Process Products business has started recovering, particularly in the developing markets. We continue to see productivity improvements in our operations, relatively stable operating margins and steady progress in working capital management. We expect to continue to demonstrate our ability to produce long-term organic growth through our portfolio of highly engineered products and continue to strategically reinvest in both our technologies and select new technologies in order to enhance our portfolio and market diversification.”
Conference Call
Peter Burlage, Chief Executive Officer, and Henry Schopfer, Chief Financial Officer, will discuss the Company’s financial results for the first quarter ended October 2, 2010 and the outlook for future periods, during a conference call scheduled for Tuesday, November 9 at 10:00 a.m. ET.
Stockholders and other interested parties may participate in the conference call by dialing +1 866 788 0545 (domestic) or +1 857 350 1683 (international) and entering access code 43584794, a few minutes before 10:00 a.m. ET on November 9, 2010. The call will also be broadcast live on the Internet at www.streetevents.com, www.fulldisclosure.com and www.peerlessmfg.com.
A replay of the conference call will be accessible two hours after its completion through November 23, 2010 by dialing +1 888 286 8010 (domestic) or +1 617 801 6888 (international) and entering access code 33603346. The call will also be archived for 30 days at www.streetevents.com, www.fulldisclosure.com and www.peerlessmfg.com.
About PMFG
We are a leading provider of custom engineered systems and products designed to help ensure that the delivery of energy is safe, efficient and clean. We primarily serve the markets for power generation, natural gas infrastructure and petrochemical processing. Headquartered in Dallas, Texas, we market our systems and products worldwide.
Safe Harbor Under The Private Securities Litigation Reform Act of 1995
Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results to be materially different from those expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for these forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results to differ materially from the anticipated results expressed in these forward-looking statements. The risks and uncertainties that may affect the Company’s results include the growth rate of the Company’s revenue and market share; the receipt of new, and the non-termination of existing, contracts; the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment; risks associated with the Company’s acquisition of Nitram Energy, including the significant indebtedness that the Company incurred in connection with the acquisition; the Company’s ability to adapt and expand its services in such an environment; the quality of the Company’s plans and strategies; and the Company’s ability to execute such plans and strategies. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including the information under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2010. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of other events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.
For Further Information Contact:
Mr. Peter J. Burlage, Chief Executive Officer
Mr. Henry G. Schopfer, Chief Financial Officer
PMFG, Inc.
14651 North Dallas Parkway, Suite 500
Dallas, Texas 75254
Phone:  (214) 353-5545
Fax:      (214) 351-4172
www.peerlessmfg.com
or
Kevin McGrath
Cameron Associates
(212) 245-4577
Kevin@cameronassoc.com

PMFG, Inc.
Condensed Financial Information
(In thousands, except per share amounts)

	Three Months Ended October 2,			Three Months Ended September 30,
	2010			2009
Operating Results	GAAP	Adjustments	Non-GAAP	GAAP	Adjustments	Non-GAAP

Revenues	$26,961	$—	$26,961	$31,331	$—	$31,331
Cost of goods sold	18,220	—	18,220	19,564	—	19,564

Gross profit	8,741	—	8,741	11,767	—	11,767
Operating expenses	8,785	—	8,785	8,804	—	8,804

Operating income	(44)	—	(44)	2,963	—	2,963
Other income (expense):
Interest income	14	—	14	12	—	12
Interest expense	(884)	—	(884)	(1,211)	—	(1,211)
Loss on extinguishment of debt	—	—	—	(1,303)	1,303	—
Foreign exchange gain (loss)	67	—	67	204	—	204
Change in fair value of derivative liability	(5,434)	5,434	—	(2,500)	2,500	—
Income tax benefit (expense)	318	—	318	(256)	(443)	(699)

Net earnings (loss)	(5,963)	5,434	(529)	(2,091)	3,360	1,269
Less net loss attributable to noncontrolling interest	(75)	—	(75)	50	—	50

Net earnings (loss) attributible to PMFG	$(6,038)	$5,434	$(604)	$(2,041)	$3,360	$1,319

Dividends on preferred stock	(319)	—	(319)	(94)	—	(94)

Income (loss) applicable to PMFG common stockholders	$(6,357)	$5,434	$(923)	$(2,135)	$3,360	$1,225

Basic earnings per share	$(0.43)	$0.34	$(0.06)	$(0.16)	$0.24	$0.09
Diluted earnings per share	$(0.43)	$0.34	$(0.06)	$(0.16)	$0.24	$0.09

Weighted-average shares outstanding
Basic	14,844	14,844	14,844	13,202	13,948	13,948
Diluted	14,844	14,844	14,844	13,202	14,064	14,064

	October 2,	June 30,
Condensed Balance Sheet Information	2010	2010

Current assets	$80,121	$82,306
Non-current assets	61,317	60,775

Total assets	$141,438	$143,081

Current liabilities	$32,607	$34,306
Long term debt	15,221	16,221
Other non current liabilities	40,905	35,407
Total equity	52,705	57,147

Total liabilities and equity	$141,438	$143,081

STATEMENT REGARDING NON-GAAP RESULTS
PMFG, Inc. has provided a reconciliation of non-GAAP measures in order to provide the users of this financial information with a better understanding of the impact on our financial results resulting from the issuance of preferred stock and related fair value adjustment to the derivative liability in fiscal 2011 and 2010 and the loss on the extinguishment of debt related to unamortized debt issuance costs on our retired subordinated term debt, in fiscal 2010. Management believes that excluding these items from the Company’s financial results provides investors with a clearer perspective of the current underlying operating performance of the Company, a clearer comparison between results in different periods and greater transparency regarding supplemental information used by management in its financial and operational decision making. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measures should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP.